Exhibit 99.1

LiveOne’s Full Year Fiscal 2022 Revenue Surges 79% to a Record of $117 Million

Fourth Quarter Revenue Was $23.4 Million, Up 11% Year-Over-Year

Company Expects Revenue of Approximately $23 Million and Adjusted EBITDA* of Between $0.5 Million and $1 Million in Q1 Fiscal 2023 Ending June 30, 2022

Company Maintains Guidance for Fiscal 2023 of Revenue Between $125 Million - $140 Million and Adjusted EBITDA* of Between $5 Million - $10 Million

Recent Cost and Expense Reductions Expected to Increase to $23 Million in Fiscal 2023

LiveOne Has Extinguished Approximately $5.5 Million in Payables and Holds Approximately $30 Million in Short-term Assets in the Current Q1 Fiscal 2023

Los Angeles, CA – June 28, 2022 – LiveOne (Nasdaq: LVO), an award-winning, creator-first, music, entertainment and technology platform focused on delivering premium experiences and content worldwide through memberships, and live and virtual events, announced today operating results for its year end and fourth fiscal quarter ended March 31, 2022 (“Q4 Fiscal 2022”).

For the fiscal year 2022 (“Fiscal 2022”) revenue increased 79% year-over-year to a record $117.0 million compared to $65.2 million in the prior year, while Contribution Margin* increased 48% to $24.0 million versus $16.2 million in the prior year.

In Q4 Fiscal 2022, LiveOne posted revenue of $23.4 million, as well as Contribution Margin* of $5.1 million. On a U.S. GAAP basis, LiveOne recorded a loss from operations of ($8.3) million and a net loss of ($8.8) million in Q4 Fiscal 2022. On a non-U.S. GAAP basis, Adjusted EBITDA* in Q4 Fiscal 2022 was a ($4.8) million loss, as compared to a ($2.4) million loss in Q4 Fiscal 2021.

As part of LiveOne’s focus on generating cash from operations on a consolidated basis, LiveOne is implementing additional cost and expense reductions from both operations and corporate overhead, which is anticipated to increase the previously implemented annual cost savings to a total of over $23 million in its fiscal year ending March 31, 2023 (“Fiscal 2023”).

Separately, LiveOne has settled approximately $5.5 million in payables and short-term liabilities in the current 2023 fiscal first quarter ending June 30, 2022 (“Q1 Fiscal 2023”).

LiveOne’s CEO and Chairman, Robert Ellin, commented, “The momentum in LiveOne’s audio business, which includes Slacker Radio and PodcastOne, continues to improve as a result of continued growth of paid members through partnerships, including Tesla, as well as an increase in advertising and sponsorships. We currently expect those two subsidiaries to collectively achieve revenue in excess of $80 million in Fiscal 2023.”

Mr. Ellin continued, “We have strategically pivoted and aggressively reduced costs and overhead by more than $23 million on an annual basis, which has allowed us to accelerate our path and timeline to achieve positive adjusted EBITDA*. I am excited to report that we expect adjusted EBITDA* between $0.5 million and $1 million in the current quarter ending June 30, 2022, and between $5 million and $10 million for Fiscal 2023.”

Recent and Q4 Fiscal 2022 Highlights

●	Paid members as of June 26, 2022 increased to more than 1,580,000, a net increase of approximately 510,000, as compared to 1,070,000 paid members at March 31, 2021**. Total members as of June 26, 2022 were 2,350,000**.

●	LiveOne’s wholly-owned subsidiary, PodcastOne, was ranked #8 on Podtrac’s List of Top U.S. Podcast Publishers in May 2022 with U.S. unique monthly audience exceeding 6.9 million and global downloads and streams exceeding 44 million.

●	As previously announced, LiveOne’s board of directors authorized the repurchase of up to two million shares of LiveOne’s outstanding common stock from time to time, subject to compliance with applicable laws and regulations. As of today’s date, LiveOne has completed the repurchase of approximately 1.2 million shares of its common stock for approximately $1 million under the current portion of its stock repurchase program.

●	As previously announced in January 2021, with the assistance of J.P. Morgan, LiveOne is continuing a process to explore strategic alternatives in order to enhance shareholder value. Potential alternatives may include, among others, a strategic acquisition, divestiture, merger, sale or other form of business combination. There can be no assurance that LiveOne’s efforts will result in a specific transaction or any particular outcome or its timing.

Fourth Quarter Fiscal 2022 and 2021 Results Summary (in $000’s, except per share; unaudited)

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Revenue	$23,433	$21,041
Operating Loss	$(8,261)	$(8,825)
Total Other Expense	$(358)	$(6,892)
Net Loss	$(8,834)	$(15,367)
Adjusted EBITDA*	$(4,764)	$(2,449)
Net Loss per share - basic and diluted	$(0.11)	$(0.20)

Fourth Quarter Fiscal 2022 Results Summary Discussion

For Q4 Fiscal 2022, LiveOne posted revenue of $23.4 million versus $21.0 million in the prior year. The increase was largely due to the growth in advertising, as well as membership revenue related to the growth in members year-over-year.

Q4 Fiscal 2022 Operating Loss was ($8.3) million compared to a ($8.8) million in the quarter ended March 31, 2021 (“Q4 Fiscal 2021”). The $0.5 million decrease in Operating Loss was largely a result of improved contribution margins.

Q4 Fiscal 2022 Adjusted EBITDA* was a ($4.8) million loss, as compared to Q4 Fiscal 2021 Adjusted EBITDA* of a ($2.4) million loss. Q4 Fiscal 2022 Adjusted EBITDA* was comprised of Operations Adjusted EBITDA* of a ($1.8) million loss and Corporate Adjusted EBITDA* of a ($3.0) million loss. The Operations Adjusted EBITDA* of a ($1.8) million loss was driven by Contribution Margin* of $5.1 million, offset by operating expenses of $6.9 million.

Capital expenditures for Q4 Fiscal 2022 totaled approximately $0.9 million, which were driven by capitalized software costs associated with development of LiveOne’s integrated music player and pay-per-view services.

At March 31, 2022, LiveOne had $13.2 million in cash and cash equivalents, which includes restricted cash of $0.3 million.

LiveOne is maintaining its previous guidance for Fiscal 2023 revenue and Adjusted EBITDA* which are expected to be $125 million - $140 million and $5 million - $10 million, respectively.

Conference Call and Webcast

LiveOne’s senior management will host a live conference call and audio webcast to provide a business update and discuss its operating and financial results beginning at 10:00 a.m. Eastern time / 7:00 a.m. PT on Wednesday, June 29, 2022.

Conference Call and Webcast

WHEN: Wednesday, June 29, 2022

TIME: 10:00 AM ET / 7:00 AM PT

DIAL-IN (Toll Free): 844-200-6205

DIAL IN NUMBER (Local): 646-904-5544

ACCESS CODE: 498426

REPLAY NUMBER: 866-813-9403 / ACCESS CODE: 365562

WEBCAST – Both the live webcast and a replay can be accessed on the Investor Relations section of LiveOne’s website at Events | LiveOne.

The webcast can also be accessed at: https://events.q4inc.com/attendee/554183287

LiveOne’s select anticipated financial results for Q1 Fiscal 2023 discussed in this press release are based on management’s preliminary unaudited analysis of financial results for such quarter. As of the date of this press release, LiveOne has not completed its financial statement reporting process for Q1 Fiscal 2023, and LiveOne’s independent registered accounting firm has not audited the preliminary financial data discussed in this press release. During the course of LiveOne’s quarter-end closing procedures and review process, LiveOne may identify items that would require it to make adjustments, which may be material, to the information presented above. As a result, the estimates above constitute forward-looking information and are subject to risks and uncertainties, including possible adjustments to preliminary financial results.

About LiveOne, Inc.

Headquartered in Los Angeles, California, LiveOne, Inc. (NASDAQ: LVO) (the “Company”) is an award-winning, creator-first, music, entertainment and technology platform focused on delivering premium experiences and content worldwide through memberships and live and virtual events. The Company was awarded Best Live Moment by Digiday for its “Social Gloves” PPV Event, and has been a finalist for 8 more awards, including Best Live Event, Best Virtual Event, Best Overall Social Media Excellence, and Best Original Programming from Cynopsis and Digiday. As of June 26, 2022, the Company has accrued a paid and free membership base of over 2.35 million**, streamed over 2,900 artists, has a library of 30 million songs, 600 curated radio stations, nearly 270 podcasts/vodcasts, hundreds of pay-per-views, personalized merchandise, released music-related NFTs, and created a valuable connection between fans, brands, and bands. The Company’s wholly-owned subsidiaries include Slacker Radio, React Presents, Gramophone Media, Palm Beach Records, Custom Personalization Solutions, PPVOne and PodcastOne, which generates more than 2.48 billion downloads per year and 300+ episodes distributed per week across its stable of top-rated podcasts. LiveOne is available on iOS, Android, Roku, Apple TV, Amazon Fire, and through OTT, STIRR, and XUMO. For more information, visit www.liveone.com and follow us on Facebook, Instagram, TikTok, and Twitter at @liveone.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), we present Contribution Margin (Loss) and Adjusted Earnings Before Interest Tax Depreciation and Amortization (“Adjusted EBITDA”), which are non-GAAP financial measures, as measures of our performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, or as a substitute for, or superior to, operating loss and or net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

We use Contribution Margin (Loss) and Adjusted EBITDA to evaluate the performance of our operating segment. We believe that information about these non-GAAP financial measures assists investors by allowing them to evaluate changes in the operating results of our business separate from non-operational factors that affect operating income (loss) and net income (loss), thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with GAAP. A limitation of the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.

Contribution Margin (Loss) is defined as Revenue less Cost of Sales. Adjusted EBITDA is defined as earnings before interest, other (income) expense, income tax expense, depreciation and amortization and before (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date and a one-time minimum guarantee to effectively terminate a live events distribution agreement post COVID-19, (e) depreciation and amortization (including goodwill impairment, if any), and (f) certain stock-based compensation expense. Management does not consider these costs to be indicative of our core operating results.

With respect to projected full year 2023 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted EBITDA. We expect that the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

For more information on this non-GAAP financial measure, please see the table entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” included at the end of this release.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “may,” “might,” “will,” “will likely result,” “would,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: the Company’s reliance on one key customer for a substantial percentage of its revenue; the Company’s ability to consummate any proposed financing, acquisition, spin-out, distribution or transaction, the timing of the closing of such proposed event, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all, or that the closing of any proposed financing, acquisition, spin-out, distribution or transaction will not occur or whether any such event will enhance shareholder value; the Company’s ability to continue as a going concern; the Company’s ability to attract, maintain and increase the number of its users and paid members; the Company identifying, acquiring, securing and developing content; the Company’s intent to repurchase shares of its common stock from time to time under its announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; the Company’s ability to maintain compliance with certain financial and other covenants; the Company successfully implementing its growth strategy, including relating to its technology platforms and applications; management’s relationships with industry stakeholders; the effects of the global Covid-19 pandemic; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of the Company’s subsidiaries; and other risks, uncertainties and factors including, but not limited to, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 14, 2021, Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 16, 2021, Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021, filed with the SEC on October 29, 2021, Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2021, filed with the SEC on February 14, 2022 and in the Company’s other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof, and the Company disclaims any obligations to update these statements, except as may be required by law. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

** Included in the total number of members for the reported periods are certain members which are the subject of a contractual dispute. LiveOne is currently not recognizing revenue related to these members.

LiveOne IR Contact:
310.601.2505
ir@liveone.com

Press Contact:

LiveOne

aileen@liveone.com

917.842.9653

aavidon@liveone.com

516.522.1349

Financial Information

The tables below present financial results for the three and twelve months ended March 31, 2022 and 2021.

LiveOne, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021

Revenue:	$23,433	$21,041	$117,019	$65,230

Operating expenses:
Cost of sales	18,326	16,462	92,980	48,987
Sales and marketing	3,300	3,033	14,114	9,517
Product development	2,102	2,772	8,092	9,680
General and administrative	6,508	6,071	33,681	20,831
Amortization of intangible assets	1,458	1,528	6,005	5,585
Total operating expenses	31,694	29,866	154,872	94,600
Loss from operations	(8,261)	(8,825)	(37,853)	(29,370)

Other expense:
Interest expense, net	(943)	(1,207)	(4,123)	(5,303)
Loss on extinguishment of debt	-	(3,692)	(4,321)	(5,180)
Forgiveness of PPP loans	599	-	3,110	-
Other income (expense)	(14)	(1,993)	(542)	(2,312)
Total other expense, net	(358)	(6,892)	(5,876)	(12,795)

Loss before income taxes	(8,619)	(15,717)	(43,729)	(42,165)

Income tax provision (benefit)	215	(350)	183	(345)
Net loss	$(8,834)	$(15,367)	$(43,912)	$(41,820)

Net loss per share – basic and diluted	$(0.11)	$(0.20)	$(0.56)	$(0.61)
Weighted average common shares – basic and diluted	81,825,395	75,638,949	79,084,930	69,040,055

LiveOne, Inc.

Consolidated Balance Sheets (Unaudited)

(In thousands)

	March 31,	March 31,
	2022	2021
Assets
Current Assets
Cash and cash equivalents	$12,894	$18,635
Restricted cash	260	135
Accounts receivable, net	13,687	10,567
Inventories	2,599	2,568
Prepaid expense and other current assets	1,868	3,366
Total Current Assets	31,308	35,271
Property and equipment, net	4,688	4,367
Goodwill	23,379	22,619
Intangible assets, net	16,720	22,468
Other assets	728	1,044
Total Assets	$76,823	$85,769

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	$45,418	$32,646
Accrued royalties	13,530	12,349
Notes payable, current portion	12	2,729
Deferred revenue	1,157	1,262
Unsecured convertible notes, net	-	1,976
Total Current Liabilities	60,117	50,962
Senior secured convertible notes, net	13,650	13,047
Unsecured convertible notes, net - related party	5,879	5,501
Senior secured revolving line of credit, net	6,965	-
Notes payable, net	148	885
Lease liabilities, noncurrent	468	742
Due to Music Partner	-	3,937
Other long-term liabilities	174	2,422
Deferred income taxes	338	137
Total Liabilities	87,739	77,633

Commitments and Contingencies

Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 500,000,000 shares authorized; 82,546,189 and 76,807,898 shares issued and outstanding, respectively	83	77
Additional paid in capital	202,854	178,000
Accumulated deficit	(213,853)	(169,941)
Total stockholders’ equity (deficit)	(10,916)	8,136
Total Liabilities and Stockholders’ Equity (Deficit)	$76,823	$85,769

LiveOne, Inc.

Reconciliation of Non-GAAP Measure to GAAP Measure

Adjusted EBITDA* Reconciliation (Unaudited)

(In thousands)

	Net Loss	Depreciation and Amortization	Stock-Based Compensation	Other Non- Operating and Non- Recurring Costs (1)	Other (income) expense (2)	Provision for (benefit from) income taxes	Adjusted EBITDA*
Three Months Ended March 31, 2022
Operations	$(4,478)	$2,383	$571	$14	$(368)	$41	$(1,837)
Corporate	(4,356)	11	73	445	726	174	(2,927)
Total	$(8,834)	$2,394	$644	$459	$358	$215	$(4,764)

Three Months Ended March 31, 2021
Operations	$(7,844)	$2,388	$1,945	$144	$3,374	$(388)	$(381)
Corporate	(7,524)	14	1,304	583	3,516	39	(2,068)
Total	$(15,368)	$2,402	$3,249	$727	$6,890	$(349)	$(2,449)

	Net Loss	Depreciation and Amortization	Stock-Based Compensation	Other Non- Operating and Non- Recurring Costs (1)	Other (income) expense (2)	Provision for (benefit from) income taxes	Adjusted EBITDA*
Twelve Months Ended March 31, 2022
Operations	$(15,020)	$9,587	$4,167	$443	$(33)	$-	$(856)
Corporate	(28,892)	37	8,536	1,664	5,909	183	(12,563)
Total	$(43,912)	$9,624	$12,703	$2,107	$5,876	$183	$(13,419)

Twelve Months Ended March 31, 2021
Operations	$(21,199)	$8,756	$6,093	$1,107	$5,665	$(392)	$30
Corporate	(20,621)	14	5,189	2,371	7,130	47	(5,870)
Total	$(41,820)	$8,770	$11,282	$3,478	$12,795	$(345)	$(5,840)

(1)	Other Non-Operating and Non-Recurring Costs include outside legal, accounting and other professional fees directly attributable to acquisition activity in the period, in addition to certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at certain acquired companies prior to their purchase date and non-recurring employee severance payments and to a lesser extent, a one-time minimum guarantee to effectively terminate a live-event distribution agreement post COVID-19.

(2)	Other (income) expense above primarily includes interest expense, net, forgiveness of PPP loans, and loss on extinguishment of debt. These are included in the statement of operations in other income (expense) and are an add back to net loss above in the reconciliation of Adjusted EBITDA* to loss.

*	See the definition of Adjusted EBITDA under “About Non-GAAP Financial Measures” within this release.

LiveOne, Inc.

Reconciliation of Non-GAAP Measure to GAAP Measure

Contribution Margin* Reconciliation (Unaudited)

(In thousands)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2022	2021	2022	2021

Revenue:	$23,433	$21,041	$117,019	$65,230

Less Cost of Sales:	(18,326)	(16,462)	(92,980)	(48,987)
Contribution Margin*	$5,107	$4,579	$24,039	$16,243

*	See the definition of Contribution Margin under “About Non-GAAP Financial Measures” within this release.

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